Exhibit 10.1

TopSpin Medical (Israel) Ltd.

To:	May 19, 2008
Mr. Erez Golan
Re: Amendment to Consulting Agreement
Dear Sir,
This is to document the agreement reached between TopSpin Medical (Israel) Ltd. (the “Company”) and yourself, regarding the amendment of your consulting agreement with the Company dated September 25, 2007 (the “Consulting Agreement”), effective as of August 15, 2008, as follows:
1.	Section 2 of the Consulting Agreement shall be replaced in its entirety, to be read as follows:
“During the Consulting Period, Consultant shall provide Company with such consulting services as may be reasonably requested by the Company or as may be reasonably expected from Consultant as part of his obligations as a Board member, including attendance at meetings of the Board of Directors of the Company’s parent corporation, TopSpin Medical, Inc. (the “Services”) to the best of his ability. The Services requested by the Company, other than Consultant’s obligations as Board member, will be provided to the Company at such times during the term as shall be coordinated between the Consultant and the Company’s CEO. When traveling for the Company, flights to Europe shall constitute one half of one day of Services and intercontinental flights shall constitute one day of Services. The Company will provide the Consultant with business cards referring to the Consultant as an Executive Director.”
2.	Section 4.1 of the Consulting Agreement shall be amended in its entirety, to be read as follows:
“In consideration of the Services, the Company agrees to pay the Consultant a fee of NIS 6200 per each day of Services actually provided, plus value added tax (“Consulting Fee”). All amounts shall be paid against provision of a valid value-added tax receipt. A working day of at least 8 hours in which Services were provided shall be considered a full day of Services. For any number hours in which Services were provided which does not constitute a full day of Services, the Company shall pay the Consultant the pro-rata part of the daily Consulting Fee.”
All other terms and conditions of the Consulting Agreement not specifically amended herein shall remain unchanged and in full force and effect.
Please confirm your consent to the abovementioned by returning an executed copy of this letter.

TopSpin Medical (Israel) Ltd.
By:	/s/Yaron Tal
Title: CEO

By:	/s/Eyal Kolka
Title: CFO

I confirm and agree to the above:
/s/ Erez Golan
Erez Golan